MMC ENERGY, INC. ANNOUNCES EFFECTIVENESS OF REVERSE STOCK SPLIT
APRIL 20, 2007

New York-April 20, 2007-MMC Energy, Inc. (NASDAQ OTC: MMCY, formerly MMCN) today announced that the previously announced one-for-ten reverse stock split of its capital stock became effective upon the opening of the Over-the-Counter Bulletin Board market this morning. MMC’s new common stock trading symbol is MMCY, replacing MMCN, the trading symbol that was used prior to the reverse stock split.

MMC effected the reverse stock split by filing a charter amendment with the Secretary of State of the State of Delaware. The reverse stock split was previously approved by MMC’s Board of Directors and by MMC’ s stockholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

Pursuant to the reverse stock split, each holder of MMC’s common stock on the date of effectiveness of the reverse stock split became entitled to receive one share of new common stock in exchange for every ten shares of old common stock held by such person. No fractional shares of common stock will be issued as a result of the reverse stock split. Holders of MMC’s common stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares.

Shareholders who hold existing stock certificates will receive instruction from MMC’s transfer agent, Continental Stock Transfer and Trust Company, on how to receive new stock certificates. Shareholders whose certificates are held in “street name” or on deposit with their brokerage firm will need to take no further action. MMC’s common stock will trade under a new CUSIP number, 55312Q208.

About MMC Energy, Inc.:

MMC Energy is an energy management company that acquires and actively manages power generation assets in the United States. MMC’s mission is to acquire a portfolio of small to mid size, or below 250 megawatt, or “MW,” power generation assets. To date, MMC has acquired three power generation assets in California, totaling 110 MW of capacity, and are in the process of expanding one of these assets. MMC is pursuing additional acquisitions of small to medium-sized power generating facilities primarily in California, Texas, and the Mid-Atlantic and Northeastern United States. MMC is headquartered in New York City and traded on the NASDAQ OTC Bulletin Board.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding MMC’s ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various disclosures made by MMC in its reports filed with the Securities and Exchange Commission, including those risks set forth in its 2006 Annual Report on Form 10K-SB. MMC assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation.

Source: MMC Energy Inc.
CONTACT:	READ IT ON THE WEB
Denis G. Gagnon	www.mmcenergy.com
Chief Financial Officer
(212) 977-0900